As filed with the Securities and Exchange Commission on July 7, 2014                  Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GOLD RESERVE INC.

(Exact name of registrant as specified in its charter)

Yukon Territory, Canada (State or other jurisdiction of incorporation or organization)	N/A (I.R.S. Employer Identification No.)
926 West Sprague Avenue Suite 200 Spokane, Washington (Address of Principal Executive Offices)	99201 (Zip Code)

GOLD RESERVE INC.  2012 EQUITY INCENTIVE PLAN

(Full title of the plan)

Agent for service:

Rockne J. Timm

926 West Sprague Avenue, Suite 200

Spokane, Washington 99201

(509) 623-1500

(Name, address and telephone number,

including area code)

Copy to:

Jonathan B. Newton

Baker & McKenzie LLP

Bank of America Center

700 Louisiana, Suite 3000

Houston, Texas 77002

(713) 427-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Class A Common Shares, no par value (including the associated Share Purchase Rights)(3)	1,562,753 Shares	$3.39	$ 5,297,733	$ 682.35

(1)   Class A Common Shares, no par value per share (the “Class A Common Shares”), of Gold Reserve Inc. (the “Company”) being registered hereby related to the Gold Reserve Inc. 2012 Equity Incentive Plan (the “2012 Plan”).  Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminable number of additional Class A Common Shares as may be offered or issued to prevent dilution as a result of any stock dividend, stock split, recapitalization, or other similar transaction.

(2)   Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) promulgated under the Securities Act on the basis of the average of the high and low sales prices of the Class A Common Shares on July 3, 2014, as quoted on the OTCQB marketplace.

(3)   Each Class A Common Share registered hereunder includes an associated right to purchase from the Company one additional Class A Common Share (the “Purchase Rights”) pursuant to the Company’s amended and restated shareholder rights plan agreement, dated as of June 11, 2009, as amended on June 27, 2012 (the “Rights Plan”). The Purchase Rights are not exercisable until the occurrence of events specified in the Rights Plan and are transferrable solely with the associated Class A Common Shares. The value attributable to the Purchase Rights, if any, is reflected in the value of the associated Class A Common Shares.

IMPORTANT NOTICE

                THESE Securities are being offered to investors in the United States of America, other than in the states of Montana, New Hampshire and North Dakota.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

                The documents containing the information specified in Part I of this Registration Statement on Form S-8 will be sent or given to the participants in the Gold Reserve Inc. 2012 Equity Incentive Plan (the “Plan”) as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).  In accordance with the instructions to Part I of this Registration Statement on Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”). These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement on Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

                                     INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The following documents filed by Gold Reserve Inc. (the “Company”) with the Commission are hereby incorporated by reference into this Registration Statement on Form S-8:

•         The Company’s Annual Report on Form 40-F, for the Company’s fiscal year ended December 31, 2013, filed with the Commission on April 29, 2014;

•         The description of Capital Stock set forth in the Company’s Registration Statement on Form F-10 (File No. 333-142655) filed with the Commission on May 7, 2007;

•         The description of the Purchase Rights registered hereby contained in the Company’s Report of Foreign Private Issuer on Form 6-K furnished with the Commission on May 14, 2009, as amended by the Company’s Report of Foreign Private Issuer on Form 6-K furnished to the Commission on June 4, 2012.

•         All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (except that any portions thereof which are furnished and not filed shall not be deemed incorporated) since the end of the fiscal year covered by the Form 40-F mentioned above; and

•         All other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (except that any portions thereof which are furnished and not filed shall not be deemed incorporated), and certain Reports on Form 6-K furnished by the Company (which indicate on their cover pages that they are incorporated herein by reference), prior to the filing of a post‑effective amendment to this Registration Statement on Form S-8 which indicates that all securities offered hereunder have been sold or which deregisters all Class A Common Shares then remaining unsold.

Item 4.   Description of Securities.

                Not applicable.

Item 5.   Interest of Named Experts and Counsel.

                Not applicable.

Item 6.   Indemnification of Directors and Officers.

                The only statutes, charter provisions, bylaws, contracts or other arrangements under which a director or officer of the Company is insured or indemnified in any manner against liability which such officer of director may incur in such capacity is Section 126 of the Business Corporations Act under the Revised Statutes of the Yukon 2002 (the “Act”), Sections 7.02 through 7.04 of the Company’s bylaws, as well as indemnity agreements between the Company and its directors and officers. Taken together, the statutory and bylaw provisions generally allow the Company to indemnify its directors or officers against liability and expenses if the officer or director seeking indemnity (a) acted honestly and in good faith with a view to the best interests of the Company, and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the officer or director had reasonable grounds for believing his conduct was lawful. Such statutory and bylaw provisions also allow officers and directors to seek indemnity if they have (i) fulfilled the requirements for (a) and (b), (ii) are fairly and reasonably entitled to indemnity, and (iii) were substantially successful on the merits in the defense of the action or proceeding. The officer and director indemnity agreements generally indemnify the directors and officers against all liabilities and expenses by reason of his/her position and are subject to the statutory and bylaw provisions noted above.

Section 126 of the Yukon Business Corporations Act

Section 126 of the Yukon Business Corporations Act is set forth in its entirety as follows. All capitalized terms used herein but not otherwise defined shall have the meanings as set forth in the Act.

126(1)   Except in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, a corporation may indemnify directors or officers of the corporation, former directors or officers of the corporation or persons who act or acted at the corporation’s request as directors or officers of a body corporate of which the corporation is or was a shareholder or creditor, and their heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by them in respect of any civil, criminal or administrative action or proceeding to which they are made party because they are or have been directors or officers of that corporation or body corporate, if:

                                (a)           they acted honestly and in good faith with a view to the best interests of the corporation; and

                                (b)           in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, they had reasonable grounds for believing that their conduct was lawful.

                (2)           A corporation may with the approval of the Supreme Court indemnify persons referred to in subsection (1) in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, to which they are made party by reason of being or having been directors or officers of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by them in connection with the action if they fulfill the conditions set out in paragraphs (1)(a) and (b).

                (3)           Despite anything in this section, persons referred to in subsection (1) are entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by them in connection with the defense of any civil, criminal or administrative action or proceeding to which they are made party because they are or have been directors or officers of the corporation or body corporate, if the person seeking indemnity:

                                (a)           was substantially successful on the merits in the defense of the action or proceeding;

                                (b)           fulfills the conditions set out in paragraphs (1)(a) and (b); and

                                (c)           is fairly and reasonably entitled to indemnity.

                (4)           A corporation may purchase and maintain insurance for the benefit of any person referred to in subsection (1) against any liability incurred by them:

                                (a)           in their capacity as a director or officer of the corporation, except when the liability relates to their failure to act honestly and in good faith with a view to the best interests of the corporation; or

                                (b)           in their capacity as a director or officer of another body corporate if they act or acted in that capacity at the corporation’s request, except when the liability relates to their failure to act honestly and in good faith with a view to the best interests of the body corporate.

                (5)           A corporation or a person referred to in subsection (1) may apply to the Supreme Court for an order approving an indemnity under this section and the Supreme Court may so order and make any further order it thinks fit.

                (6)           On an application under subsection (5), the Supreme Court may order notice to be given to any interested person and that person is entitled to appear and be heard in person or by counsel.

Bylaws of Gold Reserve Inc.

Sections 7.02 through 7.04 of the Company’s bylaws are set forth in their entirety as follows. All capitalized terms used herein but not otherwise defined shall have the meanings as set forth in the Company’s bylaws.

7.02        Limitation of Liability

                Subject to the Act, no director or officer, or former director or officer, of the Corporation shall be liable for the acts, receipts, neglects or defaults of any other director or officer or employee, or for the joining in any receipt or act for conformity, or for any loss or damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired by the Corporation or for or on behalf of the Corporation or for the insufficiency or deficiency of any security in or upon which any of the money of or belonging to the Corporation shall be placed or invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person, firm or corporation including any person, firm or corporation with whom or with which any moneys, securities or effects shall be lodged or deposited, or for any loss, conversion, misapplication or misappropriation of or any damage resulting from any dealing with any moneys, securities or other assets of or belonging to the Corporation or for any other loss, damage or misfortune whatsoever which may happen in the execution of the duties of his respective office or trust or in relation thereto unless the same shall happen by or through his failure to exercise the powers and to discharge the duties of his office honestly and in good faith with a view to the best interest of the Corporation and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Any repeal or modification of the foregoing provisions of this paragraph 7.02 shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation arising from an act or omission occurring prior to the time of such repeal or amendment. In addition to the circumstances in which a director or officer of the Corporation is not personally liable as set forth in the foregoing provisions of this paragraph 7.02, a director or officer shall not be liable to the Corporation or its shareholders to such further extent as permitted by any law hereafter enacted, including, without limitation, any subsequent amendment to the Act.

7.03        Indemnity

                Subject to the Act, the Corporation shall indemnify a director or officer, a former director or officer, and a person who acts or acted at the Corporation’s request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Corporation or such body corporate, if:

                (a)           he acted honestly and in good faith with a view to the best interests of the Corporation; and

                (b)           in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing his conduct was lawful.

                The Corporation shall indemnify the directors and officers of the Corporation to the fullest extent permitted by law. The Corporation may indemnify any employee or agent of the Corporation to the fullest extent permitted by law. In addition to the circumstances in which a director or officer of the Corporation is indemnified as set forth in the foregoing provisions of this paragraph 7.03, a director or officer shall be indemnified by the Corporation to such further extent as permitted by any law hereafter enacted, including, without limitation, any subsequent amendment to the Act.

7.04        Insurance

                The Corporation may, subject to and in accordance with the Act, purchase and maintain insurance for the benefit of any director or officer, or former director or officer, of the Corporation as such against any liability incurred by him. The Corporation may provide such insurance to directors and officers regardless of whether such directors and officers are indemnified pursuant to paragraph 7.03 above.

Insurance Policies for Directors and Officers

The Company also maintains insurance for the benefit of its directors and officers against liability in their respective capacities as directors and officers. The directors and officers are not required to pay any premium in respect of this insurance. The policy contains various industry exclusions and no claims have been made thereunder to date. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to any charter provision, bylaw, contract, arrangement, statute or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.   Exemption from Registration Claimed.

                Not applicable.

Item 8.   Exhibits.

The following are filed as exhibits to this Registration Statement:

Exhibit Number	Description
4.1

Restated Articles of Incorporation of the Company, incorporated by reference to Exhibit 3.1 of the Company’s Registration Statement on Form S-4 (Registration No. 333-68061) filed with the Commission on November 27, 1998.

4.2	Bylaws of the Company, incorporated by reference to Exhibit 3.2 of the Company’s Registration Statement on Form S-4 (Registration No. 333-68061) filed with the Commission on November 27, 1998.
4.3

Indenture, dated May 18, 2007, by and among Gold Reserve Inc., and The Bank of New York Mellon, as successor in interest to The Bank of New York, as Trustee and the Co-Trustee named therein, incorporated by reference to Exhibit 7.1 to Gold Reserve’s Registration Statement on Form F-10 (File No. 333-142944) filed with the Commission on May 14, 2007.

4.4

First Supplemental Indenture, dated as of December 4, 2012, among Gold Reserve Inc., U.S. National Bank Association, as Trustee, and Computershare Trust Company of Canada, as Co-Trustee filed with the Commission on Form 6-K (File No. 001-31819) on December 6, 2012.

4.5

Form of Certificate for the Class A Common Shares, incorporated by reference to Exhibit 4.4 of the Company’s Proxy Statement/Joint Prospectus included as part of our registration on Form S-4 on Form S-4 (Registration No. 333-68061) filed with the Commission on November 27, 1998.

4.6*	Gold Reserve Inc. amended and restated 2012 Equity Incentive Plan approved by the Board of Directors on April 11, 2014.
4.7

Amended and Restated Shareholder Rights Plan Agreement (including form of Rights Certificate), incorporated by reference to Exhibit 99.1 (Appendix C) of the Company’s Report of Foreign Private Issuer on Form 6-K furnished to the Commission on May 14, 2009.

4.8

First Amendment to Amended and Restated Shareholder Rights Plan Agreement, incorporated by reference to Exhibit 99.1 (Appendix B) of the Company’s Report of Foreign Private Issuer on Form 6-K furnished to the Commission on June 4, 2012.

4.9

Form of Notice of Grant of Stock Options and Option Agreement under the Gold Reserve Inc. 2012 Equity Incentive Plan incorporated by reference to Exhibit 4.5 of the Company’s Registration Statement on Form S-8 (Registration No. 333-188574) filed with the Commission on May 13, 2013.

5.1*	Opinion of Austring, Fendrick & Fairman
23.1*	Consent of PricewaterhouseCoopers LLP
23.2*	Consent of Austring, Fendrick & Fairman (incorporated by reference to Exhibit 5.1 to this Registration Statement)
24.1*	Power of Attorney (included on the signature page of this Registration Statement)

_______________

* Filed herewith.

Item 9.   Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that:

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F (17 CFR 249.220f)” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided  that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements requires pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3 (§239.33 of this chapter), a post-effective amendment §210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane, State of Washington, on July 7, 2014.

GOLD RESERVE INC.

By:  /s/ Rockne J. Timm

ROCKNE J. TIMM

Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Rockne J. Timm and Robert A. McGuinness, and each of them with full power to act without the other, his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for the undersigned and in his or her name, place and stead, in any and all capacities, to sign any and all amendments or supplements (including any and all prospectus supplements, stickers and pre- and post-effective amendments) to this Registration Statement and any additional registration statements to be filed pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with all exhibits thereto, and any other documentation in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Rockne J. Timm ROCKNE J. TIMM	Chief Executive Officer (Principal Executive Officer) and Director	July 7, 2014
/s/ Robert A. McGuinness ROBERT A. McGUINNESS	Vice President of Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	July 7, 2014
/s/ A. Douglas Belanger A. DOUGLAS BELANGER	President and Director	July 7, 2014
/s/ James H. Coleman JAMES H. COLEMAN	Non-Executive Chairman and Director	July 7, 2014
/s/ James P. Geyer JAMES P. GEYER	Director	July 7, 2014
/s/ Patrick D. McChesney PATRICK D. McCHESNEY	Director	July 7, 2014
/s/ Chris D. Mikkelsen CHRIS D. MIKKELSEN	Director	July 7, 2014
/s/ Jean Charles Potvin JEAN CHARLES POTVIN	Director	July 7, 2014
Gold Reserve Inc. /s/ Mary E. Smith MARY E. SMITH Vice President - Administration and Secretary	Authorized Representative in the United States	July 7, 2014

EXHIBIT LIST

Exhibit Number	Description
4.1

Restated Articles of Incorporation of the Company, incorporated by reference to Exhibit 3.1 of the Company’s Registration Statement on Form S-4 (Registration No. 333-68061) filed with the Commission on November 27, 1998.

4.2	Bylaws of the Company, incorporated by reference to Exhibit 3.2 of the Company’s Registration Statement on Form S-4 (Registration No. 333-68061) filed with the Commission on November 27, 1998.
4.3

Indenture, dated May 18, 2007, by and among Gold Reserve Inc., and The Bank of New York Mellon, as successor in interest to The Bank of New York, as Trustee and the Co-Trustee named therein, incorporated by reference to Exhibit 7.1 to Gold Reserve’s Registration Statement on Form F-10 (File No. 333-142944) filed with the Commission on May 14, 2007.

4.4

First Supplemental Indenture, dated as of December 4, 2012, among Gold Reserve Inc., U.S. National Bank Association, as Trustee, and Computershare Trust Company of Canada, as Co-Trustee filed with the Commission on Form 6-K (File No. 001-31819) on December 6, 2012.

4.5

Form of Certificate for the Class A Common Shares, incorporated by reference to Exhibit 4.4 of the Company’s Proxy Statement/Joint Prospectus included as part of our registration on Form S-4 on Form S-4 (Registration No. 333-68061) filed with the Commission on November 27, 1998.

4.6*	Gold Reserve Inc. amended and restated 2012 Equity Incentive Plan approved by the Board of Directors on April 11, 2014.
4.7

Amended and Restated Shareholder Rights Plan Agreement (including form of Rights Certificate), incorporated by reference to Exhibit 99.1 (Appendix C) of the Company’s Report of Foreign Private Issuer on Form 6-K furnished to the Commission on May 14, 2009.

4.8

First Amendment to Amended and Restated Shareholder Rights Plan Agreement, incorporated by reference to Exhibit 99.1 (Appendix B) of the Company’s Report of Foreign Private Issuer on Form 6-K furnished to the Commission on June 4, 2012.

4.9

Form of Notice of Grant of Stock Options and Option Agreement under the Gold Reserve Inc. 2012 Equity Incentive Plan incorporated by reference to Exhibit 4.5 of the Company’s Registration Statement on Form S-8 (Registration No. 333-188574) filed with the Commission on May 13, 2013.

5.1*	Opinion of Austring, Fendrick & Fairman
23.1*	Consent of PricewaterhouseCoopers LLP
23.2*	Consent of Austring, Fendrick & Fairman (incorporated by reference to Exhibit 5.1 to this Registration Statement)
24.1*	Power of Attorney (included on the signature page of this Registration Statement)

_______________

* Filed herewith.